UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	September 13, 2024

LAZYDAYS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38424	82-4183498
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4042 Park Oaks Blvd., Suite 350, Tampa, Florida	33610
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(813) 246-4999

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	GORV	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The disclosures in Item 5.02 of this Current Report on Form 8-K regarding the Separation Agreement and the Employment Agreement are incorporated in this Item 1.01 by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 13, 2024, John North resigned as Chief Executive Officer of Lazydays Holdings, Inc., a Delaware corporation (the “Company”), and as a director of the Company. In connection with his resignation, Mr. North and the Company entered into an employment separation agreement (the “Separation Agreement”), pursuant to which, among other things, the Company agreed to provide Mr. North specified health insurance reimbursements under COBRA, and Mr. North agreed to provide certain transition services to the Company and a release of claims against the Company and its affiliates. A copy of the Separation Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1. Mr. North did not resign because of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On September 13, 2024, the Company’s board of directors (the “Board”) appointed Ronald Fleming, age 65, as Interim Chief Executive Officer of the Company and as a director of the Company, effective September 14, 2024. There are no arrangements or understandings between Mr. Fleming and any other person regarding his appointment of the kind required to be reported under Item 401(b) of Regulation S-K. There are no family relationships (as defined in Item 401(d) of Regulation S-K) between Mr. Fleming and any of the Company’s directors or executive officers. There are no transactions between the Company and Mr. Fleming of the kind required to be reported under Item 404(a) of Regulation S-K.

Mr. Fleming has been an RV industry participant for more than 40 years. He served the Company most recently as Senior Vice President of Operations, overseeing all daily operations at the Company until his retirement in August 2023. Mr. Fleming joined the Company in 2013 and served as General Manager of the Company’s flagship Tampa dealership until his promotion to Vice President and National General Manager overseeing all Company locations. Mr. Fleming was a key member of the senior leadership team that successfully led the Company through a transaction to become a public company in 2018 and the acquisition and growth of over 20 locations. Prior to joining the Company in 2013, Mr. Fleming owned and operated Travel Country RV Center for 15 years until the successful sale of the business in 2012.

Mr. Fleming and the Company entered into a letter agreement (the “Employment Agreement”), dated September 14, 2024, regarding the terms and conditions of his service as Interim Chief Executive Officer and as a director, providing for (among other terms and conditions) a monthly base salary of $37,500 per month, participation in the Company’s employee benefit plans in accordance with the terms of those plans (including to receive awards, if awarded in the discretion of the Board or its Compensation Committee, under the Company’s Amended and Restated 2018 Long Term Incentive Plan (the “LTIP”) and Short Term Incentive Plan), and the grant of an option outside of the LTIP to purchase 1,500,000 shares of the Company’s Common Stock at a price per share of $2.00, subject to specified vesting conditions. A copy of the Employment Agreement is attached to this Current Report on Form 8-K as Exhibit 10.2.

Item 7.01 Regulation FD Disclosure.

On September 16, 2024, the Company issued a press release announcing the changes to the Board and our Chief Executive Officer described above. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference. The information furnished herewith pursuant to Item 7.01 of this Current Report, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section nor shall such information be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Employment Separation Agreement, dated September 13, 2024, between the Company and John North

10.2	Employment Agreement, dated September 14, 2024, between the Company and Ronald Fleming

99.1	Press Release issued by Lazydays Holdings, Inc. dated September 16, 2024

104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAZYDAYS HOLDINGS, INC.

September 16, 2024	By:	/s/ Ronald Fleming
Date		Ronald Fleming
Interim Chief Executive Officer